Exhibit 3.27
ARTICLES OF INCORPORATION
OF
LEBUS OIL FIELD SERVICE CO.
ARTICLE ONE
     The name of the corporation is LeBus Oil Field Service Co.
ARTICLE TWO
     The period of its duration is perpetual.
ARTICLE THREE
     The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
     The aggregate number of shares which the corporation shall have authority to issue is Twenty-Five Thousand (25,000) of One ($1.00) Dollar par value.
ARTICLE FIVE
     The corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand ($1,000.00) Dollars consisting of money, labor done or property actually received.
ARTICLE SIX
     The street address of its initial registered office is 264-A Hwy. 42, Overton, Texas 75684, and the name of its initial registered agent at such address is MICHAEL WILLIAMS.

ARTICLE SEVEN
     The number of directors constituting the initial board of directors is three, and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:
MICHAEL WILLIAMS
264-A Hwy. 42
Overton, Texas 75684
JACK G. LeBUS, JR.
264-A Hwy. 42
Overton, Texas 75684
F. T. WILLIAMS, SR.
264-A Hwy. 42
Overton, Texas 75684
ARTICLE EIGHT
The name and address of the incorporator is:
JACK G. LeBUS, JR.
264-A Hwy. 42
Overton, Texas 75684

/s/ Jack G. LeBus, Jr.

JACK G. LeBUS, JR.